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Exhibit 8.1

[PILLSBURY WINTHROP LLP LETTERHEAD]

                                November 12, 2003

IDEC Pharmaceuticals Corporation
3030 Callan Road
San Diego, CA 92121

Ladies and Gentlemen:

        You have asked for our opinion as to certain federal income tax consequences of the proposed plan of reorganization that would result in the merger (the "Merger") of Bridges Merger Corporation ("Merger Sub"), a Massachusetts corporation and a wholly owned subsidiary of IDEC Pharmaceuticals Corporation ("IDEC"), a Delaware corporation, with and into Biogen, Inc. ("Biogen"), a Massachusetts corporation. The proposed plan (the "Plan") is set forth in the Agreement and Plan of Merger (the "Agreement") dated as of June 20, 2003, among IDEC, Merger Sub and Biogen, and this opinion is being rendered in accordance with Section 6.1(g) of the Agreement. We understand, and the opinion rendered herein assumes, that the facts surrounding the Merger are as follows:

        The authorized capital stock of Biogen consists of (i) 375 million shares of common stock ("Biogen Common Stock") and (ii) 20 million shares of preferred stock. At the close of business on May 31, 2003, (i) 148,964,583 shares of Biogen Common Stock were issued and outstanding, (ii) 2,234,719 shares of Biogen Common Stock were held by Biogen in its treasury and (iii) no shares of preferred stock were issued and outstanding.

        Shares of common stock of IDEC (the "IDEC Common Stock") are traded on the Nasdaq National Market. All of the issued and outstanding shares of capital stock of Merger Sub are owned by IDEC.

        Under the Plan, Merger Sub will merge with and into Biogen in accordance with Massachusetts law. Upon the effectiveness of the Merger (the "Effective Time"), the following will occur:

          1.     Biogen will be the surviving corporation, and the separate existence of Merger Sub will cease.

          2.     Each issued and outstanding share of capital stock of Merger Sub will be converted into one share of common stock of Biogen, the corporation surviving the Merger and all such shares of Biogen will thereafter be owned by IDEC.

          3.     Each share of Biogen Common Stock which is outstanding immediately prior to the Merger (other than shares of Biogen Common Stock held by Biogen in its treasury, which will be cancelled) will be converted into the right to receive 1.15 shares of IDEC Common Stock.

          4.     Under the Agreement, no fractional share interests in IDEC Common Stock will be issued, but in lieu thereof, each holder of shares of Biogen Common Stock otherwise entitled to such a fractional share interest (after aggregating all fractional shares of IDEC Common Stock to be received by such holder) will be entitled to receive from IDEC an amount of cash equal to such aggregate fractional interest multiplied by the average closing price on the Nasdaq National Market for IDEC Common Stock on the ten most recent trading days on which IDEC Common Stock has traded ending one prior to the date hereof.

          5.     Each option to purchase Biogen Common Stock issued under a Biogen stock option plan which has not been exercised by its holder prior to the Merger will be converted into a comparable option to acquire IDEC Common Stock.

        For purposes of rendering this opinion we have examined and are relying upon (without any independent investigation or review) the truth, correctness and completeness at all relevant times of the statements, covenants, representations and warranties contained in the Agreement, letters dated November 12, 2003 and November 12, 2003 delivered to us by Biogen and by IDEC and Merger Sub, respectively, containing their respective tax-related representations (the "Tax Representation Letters"), the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"), comprising part of the Registration Statement on Form S-4, registration number 333-107098 (the "Registration Statement"), filed by IDEC with the Securities and Exchange Commission (the "Commission") and delivered to Biogen stockholders in connection with solicitation of their approval of the Merger, and such other instruments and documents as we have deemed necessary.

        Further, for purposes of rendering this opinion we have made the following assumptions (without any independent investigation or review):

          (a)   Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be, by the Effective Time, duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness;

          (b)   All representations, warranties and statements made or agreed to by Biogen, IDEC and Merger Sub and by their respective managements, officers and directors in connection with the Merger, including but not limited to those set forth in the Agreement, the Tax Representation Letters and the Joint Proxy Statement/Prospectus, are true, correct and complete at all relevant times, and any such representation, warranty or statement relating to the absence of any plan, intention, understanding or agreement signifies that there is, in fact, no such plan, intention, understanding or agreement;

          (c)   All covenants contained in the Agreement will be performed without waiver or breach of any material provision; and

          (d)   Any representation, warranty or statement made "to the best knowledge" or similarly qualified is correct without such qualification.

        Based solely on the information, understandings and assumptions and subject to the limitations contained herein, we are of the opinion that the Merger will qualify as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions or other information upon which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such new developments or changes. No opinion is expressed about the federal tax treatment of the proposed Merger under other provisions of the Code, about the federal income tax treatment of any conditions existing at the time of, or effects resulting from, the proposed Merger that are not specifically covered by the above opinion, nor about any tax effects of the proposed Merger other than its status as a reorganization for federal income tax purposes.

        This opinion is being rendered solely for your benefit and may not be relied upon for any other purpose by any other person or entity. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ PILLSBURY WINTHROP LLP

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  Exhibit 8.1